PRO-DEX, INC.
                   1401 Walnut Street, Suite 540
                         Boulder, CO  80302

              ----------------------------------------
              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON DECEMBER 8, 1999
              ----------------------------------------

   Notice is hereby given that the Annual Meeting of Shareholders of Pro-Dex, Inc. will be held on Wednesday, December 8, 1999, at 9:00 a.m., Boulder, Colorado time, at the Hotel Boulderado, 2115 13th Street, Boulder, Colorado, 80302, for the following purposes:

   1. To elect two (2) Class II directors to serve for a term of three (3) years and until their successors are duly elected and qualified.

   2. To ratify the selection of McGladrey & Pullen, L.L.P. as the independent certifying accountants of the Company's financial statements for the year ending June 30, 2000.

   3. To transact such other business as may properly come before the Meeting and any adjournment thereof.

   A Proxy Statement explaining the matters to be acted upon at the Meeting is enclosed.

   Shareholders of record at the close of business on October 15, 1999 (the "Record Date") are entitled to notice of and to vote at the Meeting or any postponement or adjournment thereof. The stock transfer books of Pro-Dex, Inc. will remain open.

   All shareholders are cordially invited to attend the Meeting. Whether or not you expect to attend the Meeting in person, you are urged to sign, date, and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. The giving of a proxy will not prevent you from revoking the proxy and voting your shares in person if you attend the Meeting.

                         BY ORDER OF THE BOARD OF DIRECTORS


                         Kent E. Searl, Chairman

Boulder, Colorado
October 18, 1999


                        PRO-DEX, INC.
                1401 Walnut Street, Suite 540
                     Boulder, CO  80302
                       (303) 443-6136

                 ----------------------------
                       Proxy Statement
                 ----------------------------

   This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Pro-Dex, Inc. ("Pro-Dex" or the "Company") for use at an Annual Meeting of Shareholders (the "Meeting") of Pro-Dex to be held on Wednesday, December 8, 1999 at 9:00 a.m., Boulder, Colorado time, at the Hotel Boulderado, 2115 13th Street, Boulder, CO 80302, and any adjournment thereof for the following purposes:

1. To elect two (2) Class II directors to serve for a term of three (3) years and until their successors are duly elected and qualified.

2. To ratify the selection of McGladrey & Pullen, L.L.P. as the independent certifying accountants of the Company's financial statements for the year ending June 30, 2000.

3. To transact such other business as may properly come before the Meeting and any adjournment thereof.

   Pro-Dex common stock is currently quoted on The NASDAQ Small
Cap MarketSM under the symbol "PDEX".

   Security holders may correspond with the Company at the above address, or reach the Company's corporate offices by telephone at
(303) 443-6136.

THIS PROXY STATEMENT IS BEING FURNISHED TO PRO-DEX SHAREHOLDERS
FOR PURPOSES OF VOTING IN PERSON OR BY PROXY ON THE ABOVE LISTED PROPOSALS AT THE ANNUAL MEETING, AND SUCH OTHER MATTERS AS MAY
PROPERLY COME BEFORE THE MEETING.


The date of this Proxy Statement is October 15, 1999.






INCORPORATION OF CERTAIN DOCUMENTS AND INFORMATION BY REFERENCE

   The following documents or portions thereof filed by Pro-Dex, Inc. ("Pro-Dex") (File No. 0-14942) with the Securities and
Exchange Commission ("Commission") are incorporated herein by reference, and are made a part hereof:

   (a) Annual Report on Form 10-KSB for the fiscal year ended June
30, 1999;

   (b) Quarterly Reports on Form 10-QSB for the quarters ended
September 30, 1998, December 31, 1998, and March 31, 1999;

   (c) Current Report on Form 8-K filed by the Company dated March
15, 1999.

   All documents filed by Pro-Dex pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Proxy Statement are to be a part hereof from the respective dates of filing such documents with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Proxy Statement.

THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF PRO-DEX COMMON STOCK, TO WHOM THIS PROXY STATEMENT IS DELIVERED, ON THEIR WRITTEN OR ORAL REQUEST TO PRO-DEX, INC., 1401 WALNUT STREET, SUITE 540, BOULDER, COLORADO 80302 (TELEPHONE NUMBER: (303) 443-
6136), ATTENTION: GEORGE J. ISAAC, CHIEF FINANCIAL OFFICER. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE MEETING, REQUESTS MUST BE RECEIVED BY NOVEMBER 12, 1999.

                     AVAILABLE INFORMATION

    Pro-Dex is subject to the informational requirements of the Exchange Act and in accordance therewith, files reports and other information with the Commission. Such reports and other information filed with the Commission by Pro-Dex are available for inspection and copying at the Public Reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington D.C. 20549. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549 at prescribed rates. Pro-Dex common stock is quoted on The NASDAQ Small Cap MarketSM and certain of its reports, proxy materials, and other information may be available for inspection at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006.

           SOLICITATION AND REVOCABILITY OF PROXIES

   The accompanying proxy is solicited by the Board of Directors of Pro-Dex to be voted at the Meeting, to be held on the date, at the time and place, and for the purposes set forth in the accompanying Notice of Annual Meeting. When proxies are received in properly completed and executed form, the shares represented thereby will be voted at the Meeting in accordance with the instructions specified therein. In absence of instructions to the contrary, such shares will be voted in favor of the proposals set forth therein. Any shareholder executing a proxy has the power to revoke that proxy at any time before it is voted by delivering written notice to the secretary of Pro-Dex, by executing another proxy dated as of a later date, or by voting in person at the Meeting.

   Pro-Dex's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999 being delivered to the shareholders of Pro-Dex with this Proxy Statement is hereby incorporated by reference.

   For the purposes of voting at the Meeting, abstentions will be counted in determining a quorum to transact business at the Meeting, but not for purposes of determining the vote required for shareholder approval.

   Only shareholders of record at the close of business October 15, 1999 (the "Record Date") will be entitled to notice of and to vote at the Meeting. On the Record Date, there were 8,787,300 shares of Pro-Dex common stock outstanding, and there were 78,129 shares of Pro-Dex preferred stock, 100% of which are owned by the Company's officers, directors, and their affiliates.

   All shares of Pro-Dex common stock are entitled to one (1) vote per share. The affirmative vote of the holders of a majority of the outstanding shares of Pro-Dex common stock is required to approve and adopt each of the proposals to be voted upon at the Annual Meeting. The affirmative vote of the holders of a majority of the Company's preferred stock is not required to approve any proposals before the Meeting.

   The costs of solicitation of Pro-Dex shareholders will be paid by Pro-Dex. Such costs will include the reimbursement of banks, brokerage firms, nominees, fiduciaries, and other custodians for expenses of forwarding solicitation materials to beneficial owners of shares. In addition to the solicitation of proxies by use of the mails, the directors, officers, and employees of Pro-Dex, without additional compensation, except for the reimbursement of out-of-pocket expenses, may solicit proxies personally or by telephone, telegraph, or facsimile transmission.

   PROPOSAL ONE - ELECTION OF TWO (2) CLASS II DIRECTORS

   The Company's Articles of Incorporation provide for the classification of the Company's Board of Directors. The Board of Directors, which currently is composed of five (5) members, is divided into three (3) classes. One (1) class stands for re-election at each annual meeting of shareholders. The Board of Directors currently is classified into one (1) Class I director (George J. Isaac), two (2) Class II directors (Richard N. Reinhardt and Robert A. Hovee), and two (2) Class III directors (Kent E. Searl and Ronald G. Coss), whose terms will expire upon the election and qualification of directors at the annual meetings of shareholders held in 2001, 1999, and 2000, respectively. At each annual meeting of shareholders, directors will be elected to succeed those directors whose terms are expiring. All directors shall serve until their successors are duly elected and qualified, subject, however, to death, resignation, retirement, disqualification, or removal from office. John B. Zaepfel, a Class I director, resigned his position effective June 15, 1999, having no disagreements with Pro-Dex on any matter relating to its operations, policies, or practices. The Board is currently seeking a suitable candidate to serve as a Class I director.

   The following chart indicates the term of service of each director, assuming that the nominee of the Board of Directors is elected by the shareholders:

                    STAGGERED TERMS OF DIRECTORS
                                                             Term
                                                           Expires/
Name of Director    Age  Employee  Committee   Nominated  Class#(1)
---------------------------------------------------------------------
Kent E. Searl        58    Yes       Audit           No  6/30/00-III
Ronald G. Coss       62    Yes  Compensation(2)      No  6/30/00-III
George J. Isaac      54    Yes Audit/Compensation(2) No  6/30/01-I
Richard N. Reinhardt 67    No   Compensation        Yes  6/30/99-II
Robert A. Hovee(3)   57    No  Audit/Compensation    No  6/30/99-II
John B. Zaepfel(4)   63    No        Audit           No  6/30/99-I(5)

   (1) Directors to serve until the later of such date, or the election and qualification of their successors.
   (2) Director serves on such committee(s) as an ex-officio, non-voting member.
   (3) Director commenced serving February 27, 1996, by election of the Board.
   (4) Director commenced serving August 27, 1996, by election of the Board.
   (5) Mr. Zaepfel resigned his position effective June 15, 1999, having no disagreements with Pro-Dex on any matter relating to its operations, policies, or practices.

                      CLASS II NOMINEES

   The Board of Directors unanimously recommends that the shareholders vote FOR the election of the following nominees as Class II directors of the Company.

       Name                  Age               Position
----------------------------------------------------------------
Richard N. Reinhardt         67              Non-Employee
Robert A. Hovee              57              Non-Employee

   Richard N. Reinhardt has served as a director of the Company and its predecessor since 1990. He is a member of the Compensation Committee of the Board of Directors. Mr. Reinhardt has served as President and Director of Professional Sales Associates, Inc. ("PSA") since he co-founded that firm in 1969. PSA is a national manufacturers' representative organization that represents manufacturers in the dental equipment market. He attended Cornell College, and received a B.A. degree in Business Administration from Northwestern University. Mr. Reinhardt was elected by the shareholders of the Company to serve as a Class II director until the 1999 annual shareholders' meeting, or the election and qualification of his successor.

   Robert A. Hovee began serving on the Company's Board of Directors on February 27, 1996. He serves as a member of both the Audit and Compensation Committees. Currently, Mr. Hovee serves as Chairman of the Small Business Development Corporation and Vice Chairman of the Orange County Business Council. Formerly, Mr. Hovee was Chief Executive Officer and President of Life Support Products, Inc., a maker of emergency medical products, of which he was a co-founder, prior to its acquisition by Allied Healthcare Products, Inc. He has also served as a director and chairman of Infrasonic, Inc., an infant respirator manufacturer. Mr. Hovee, who is active in many charities, serves as a co-chair of a University of California-Irvine Center for the Health Sciences fund-raising project. Mr. Hovee received a B.A. degree in Business Administration and a B.A. degree in International Business from the University of Washington in Seattle, Washington, as well as a Masters Degree in International Management from the American Graduate School of International Management (Thunderbird), where he was the Barton Kyle Yount Scholar, in Glendale, Arizona. Mr. Hovee was elected by the Board of Directors to serve as a Class II Director until the first to occur of the 1999 annual shareholders' meeting, or the election and qualification of his successor.

                    CONTINUING DIRECTORS

   Kent E. Searl is a co-founder of the Company and currently serves as Chairman of the Board, Chief Executive Officer, and President. He has served as a director of the Company and its predecessor, since its inception in 1978. In addition to serving as Chairman of the Board, Mr. Searl is a member of the Executive Committee of the Board of Directors. Since August 1969, he has also served on the Board of Directors of Professional Sales Associates, Inc. ("PSA"), a national dental equipment manufacturers' representative, which he co-founded. PSA acted as marketing representative for dental handpiece products of the Micro subsidiary until June 30, 1997, at which time Biotrol began marketing those products. Mr. Searl was elected by the shareholders of the Company to serve as a Class III Director until the year 2000 annual shareholders' meeting, or the election and qualification of his successor.

   Ronald G. Coss founded Micro Motors, Inc. in 1971 and served as its Chairman since its organization. He currently serves as the Vice-Chairman of the Company's Board of Directors, and also serves as an ex officio non-voting member of the Compensation Committee of the Board of Directors. He also acts as Chief Technology Officer to the Company. Mr. Coss has been the primary engineer in the development of Micro's products since its inception and invented the technologies which are the subject of the letters patent now owned by Micro. Mr. Coss was elected by the shareholders of the Company to serve as a Class III Director until the year 2000 annual shareholders' meeting or the election and qualification of his successor.

   George J. Isaac has served as a consultant to the Company and its predecessor since 1978, and became a member of the Company's Board of Directors on July 26, 1995. He serves as an ex officio member of both the Audit and Compensation Committees of the Board of Directors, and is Vice President, Secretary/Treasurer, and Chief Financial Officer of the Company. Mr. Isaac is a certified public accountant and was a principal in the Certified Public Accounting firm of Joseph B. Cohan and Associates, Worcester, Massachusetts. Mr. Isaac is a former director of Professional Sales Associates, Inc. ("PSA"). Mr. Isaac received a B.S. degree in Business Administration from Clark University in Worcester, Massachusetts. Mr. Isaac was elected by the shareholders of the Company to serve as a Class I Director until the 2001 annual shareholders' meeting, or the election and qualification of his successor.

   John B. Zaepfel served as director of the Company from August 27, 1996 until his resignation effective June 15, 1999. He served on the Company's Audit Committee and on the Advisory Committee advising the Board of Directors of Micro Motors, Inc. prior to its merger into Micro in July 1995. Mr. Zaepfel spent fifteen years as a CEO, most recently as Chief Executive Officer of CPG International, Inc., which he founded in 1985 in a leveraged buy-out of a division of four subsidiaries of Times Mirror, Inc.
Prior to its private sale in 1989, CPG International, Inc. was a $90 million operating company, manufacturing and marketing art, engineering, and media supplies. Prior to forming CPG International, Inc., Mr. Zaepfel was President and CEO of Chartpak and Picket Industries, wholly owned subsidiaries of Times Mirror, Inc. Mr. Zaepfel previously served as a director of Ideal School Supplies, Inc., when it was a publicly traded company, and was director of six privately held companies. Mr. Zaepfel has previously served as a director of other public companies. Mr. Zaepfel is a graduate of the University of Washington, and holds a Master in Business Administration degree from the University of Southern California. Mr. Zaepfel served as a Class II Director. The Board is currently seeking a suitable candidate to succeed Mr. Zaepfel.

   The Board of Directors met on five (5) occasions in the year ended June 30, 1999, all of which were attended by all then serving directors. Since June 30, 1999, the Board has met on one
(1) occasion which meeting was attended by all then serving directors. The Compensation and Audit Committees met on two (2) and two (2) occasions, respectively, during the year ended June 30, 1999.

   As noted in the above biographies, certain of the directors have other relationships with the Company, as further discussed below. SEE ALSO "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS." The Company's Board of Directors is not aware of any voting agreements relating to the election of directors of the Company.

                        VOTE REQUIRED

   The affirmative vote of a majority of the outstanding shares of Pro-Dex common stock is required to elect directors. There is no cumulative voting for directors of the Company. At the close of business on the Record Date there were 8,787,300 shares of Pro-Dex common stock outstanding, of which approximately 35.79% (3,144,654) are owned by officers, directors, 5% shareholders, and their respective affiliates, all of whom have indicated their intention to vote for the director nominated by the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
NOMINEES.  PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE
VOTED FOR THE NOMINEES UNLESS A VOTE AGAINST THE NOMINEE OR AN
ABSTENTION ON SUCH NOMINEE IS SPECIFICALLY INDICATED.

      PROPOSAL TWO -RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

   The Board of Directors recommends that the shareholders ratify the appointment of McGladrey & Pullen, L.L.P. as independent certifying accountants for the Company's accounts for the year ending June 30, 2000. McGladrey & Pullen, L.L.P. served as the Company's independent certifying accountants for the years ended June 30, 1999 and June 30, 1998. The reports of McGladrey & Pullen, L.L.P for those years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principals. During the Company's two (2) most recent years there were no disagreements with accountants on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure. The Company's Form 10-KSB, including the financial statements as set forth therein, accompanies this Proxy Statement, and is incorporated herein by reference. A representative of McGladrey & Pullen, L.L.P. is expected to be present at the Meeting. McGladrey & Pullen, L.L.P. will have an opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF APPOINTMENT OF MCGLADREY & PULLEN, L.L.P. AS THE INDEPENDENT
ACCOUNTANTS FOR THE YEAR ENDING JUNE 30, 2000.


                  DIRECTORS AND EXECUTIVE OFFICERS

   Beginning in 1994, in accordance with a plan of reorganization adopted by the shareholders, the directors of the Company began serving staggered terms to assure continuity on the Board of Directors. SEE "PROPOSAL ONE - ELECTION OF TWO (2) CLASS II DIRECTORS."

                 MEETINGS AND COMMITTEES OF THE BOARD

   The Company's Board of Directors held five (5) meetings during the fiscal year ended June 30, 1999, at which all directors were present at each meeting. The Board of Directors has an audit committee consisting of George J. Isaac (ex officio) and Robert A. Hovee. John B. Zaepfel served on the audit committee until his June 15, 1999 resignation. The functions of the audit committee are to review the Company's financial statements, meet with the Company's independent auditors, and address accounting matters or questions raised by the auditors. The Board also has a compensation committee comprised of Ronald G. Coss (ex officio), George J. Isaac (ex officio), Richard N. Reinhardt, and Robert A. Hovee. The function of the compensation committee is to review the compensation of officers and employees.

      COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee develops and recommends to the Board of Directors the compensation policies of the Company. It also recommends the compensation to be paid to the executive officers of the Company. The Compensation Committee consists of three (3) directors, two (2) of whom are not current or former employees of the Company, and one (1) of whom is a non-voting member and the Company's Chief Financial Officer. The basic compensation philosophy of the Board of Directors has been to provide competitive salaries and competitive incentives to achieve financial goals.

                     EXECUTIVE OFFICERS

   The Company's executive officers are elected by the Board of Directors at the first meeting of the Board following each annual meeting of the shareholders and hold office until the next such meeting of directors or their earlier resignation or removal.

   There is no arrangement or understanding between any directors or executive officers and any other person or persons pursuant to which he or she was or is to be selected as a director or executive officer, nor is there any family relationship between or among any of the Company's directors or executive officers.

               RECENT EVENTS AND TRANSACTIONS

   On June 12, 1997, the Company completed the sale of certain assets of its dental clinic management ("DCM") subsidiary in California. The Company retained ownership of approximately $1,800,000 in net accounts receivable. During 1998, the purchaser collected $650,000 of the receivables, but due to financial difficulties was only able to remit $50,000 to the Company. In October 1998, the purchaser was reorganized and in consideration of the successor to the purchaser's guarantee of the collection of the full net amount of the accounts receivable, the Company agreed to restructure the balance owed of $1,750,000 in exchange for a five year 6% promissory note totaling $850,000, 5% cumulative preferred stock in the successor entity then valued at $900,000, and warrants to acquire common stock in the successor entity. The financial condition of the purchaser of the dental centers is poor, and management believes that it is unlikely it will be able to collect the 6% promissory note of $850,000. Nor does it believe that the convertible preferred stock of $900,000 has any future value. Consequently, the Company has taken an unusual charge for the write-off of the promissory note and the convertible preferred stock in the amount of $1,750,000 in the fourth quarter of 1999.

   On April 25, 1997, the Company unwound the acquisition of Pnu-Light Tool Works, Inc. ("Pnu-Light"). The Company acquired the assets of Pnu-Light, a developer of patented pneumatic lighting mechanisms for hand tools in May 1996, in exchange for 368,483 shares of the Company's common stock. The Company anticipated that Pnu-Light's patented lighting apparatus would complement the pneumatic motors used in dental handpieces manufactured by Micro. The anticipated synergy between Pnu-Light and Micro did not meet the Company's expectations.

   On March 10, 1999, the Company filed a Form 8-K to report the distribution of shares of the Company's common stock owned by the Micro Motors Employee Stock Ownership Plan (the "Plan") The Company previously had applied for and received a favorable determination from the Internal Revenue Service with respect to the termination of the Plan and the distribution of its shares. The shares, acquired by the Plan in conjunction with the 1995 merger of Micro Motors, Inc. into a wholly owned subsidiary of the Company, were issued without restriction to non-affiliate participants. Of the 1,042,195 shares transferred to participants, 481,513 are held by affiliates of the Registrant.

                 OTHER MANAGEMENT INFORMATION

Compliance with Section 16(a)

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors, and persons who own 10% or more of the Company's outstanding common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors, and owners of 10% or more of the Company's outstanding common stock are required by SEC regulations to furnish the Company with a copy of all
Section 16(a) forms they file.

   Based solely upon a review of the Forms 3 and 4, and any amendments thereto, furnished to the Company during the Company's fiscal year ended June 30, 1999, and Forms 5, and amendments thereto, furnished to the Company with respect to such fiscal year, or written representations that no Forms 5 were required to be filed by such persons, the Company is not aware of any failure of any officer, director, or beneficial owner of 10% or more of the Company's outstanding common stock during the fiscal year ended to make timely filings in accordance with the requirement of
Section 16(a).

Business Experience of Key Management of Subsidiaries.

   Set forth below is information concerning certain key management personnel of the Company's operating subsidiaries.

   Daniel S. Reinhardt joined Biotrol International, Inc. as a sales representative in September 1988. He was promoted to National Sales Manager in January 1991 and, effective January 1, 1997, Mr. Reinhardt was made Vice President and Chief Operating Officer of Biotrol International, Inc.

   Charles L. Bull founded Challenge Products, Inc. in 1978, and has served as its President and Chief Executive Officer since its inception as a dental products business. Mr. Bull has developed more than 40 chemical products used in the industry, as well as a process for high speed filling of a patented prophy ring.

   Gary Garleb has served as Vice President and General Manager of Oregon Micro Systems, Inc. since its acquisition by the Company in July 1995. Prior to that time, he served as Vice President for Operations and Manufacturing of Micro Motors, Inc. from 1974 to 1995.

   George M. Saiz has served as Vice President and General Manager of Micro Motors, Inc. since January 1998. Mr. Saiz has significant experience in the medical device manufacturing arena, having served as General Manager of Shutt Medical Technologies, part of the Bristol-Myers Squibb Companies since 1991.

Executive Compensation

   The following table summarizes executive compensation paid by the Company during the last three fiscal years to the Company's
Chairman and the four other most highly compensated executives.

                  SUMMARY COMPENSATION TABLE

               Annual Compensation      Long Term Compensation Awards
               -------------------      -----------------------------
                                                     Secur-        All
                                              Re-    ities        Other
                                      Annual strict- Under-      Compen-
                                      Compen-  ed    lying   LTIP  sa-
    Name and                            sa-  Stock  Options/ Pay- tion
Principal Position Year  Salary  Bonus tion  Awards  SAR(#)  outs  (4)
-----------------------------------------------------------------------
Kent E. Searl      1999 $162,528   -     -     -      None    -     -
Chairman/CEO/      1998  174,858   -     -     -      None    -     -
President          1997  160,000   -     -     -      None    -     -

Ronald G. Coss(1)  1999 $359,062   - $39,619   -   100,000(2) -  $1,593
Vice Chairman      1998  325,163   -  35,406   -      None    -   1,671
Chief Technical    1997  364,320   -     -     -      N/A     -     -
Officer

George J. Isaac(3) 1999 $195,436   -     -     -      None    -  $1,466
Vice President,    1998  189,269   -     -     -      None    -     -
Chief Financial    1997  180,000   -     -     -      None    -     -
Officer, Secretary-
Treasurer,
Director

Charles L. Bull    1999 $100,000 $39,089 -     -      None    -  $1,739
General Manager    1998  100,000  28,563 -     -      None    -   1,633
Challenge          1997  100,000  13,276 -     -      None    -     -
Products, Inc.

Gary G. Garleb     1999 $124,271   -  $9,986   -      None    -  $1,467
General Manager    1998  118,563   -  15,539   -      None    -   1,350
Oregon Micro       1997  111,435   -     -     -      None    -     -
Systems, Inc.


   (1) The Company is obligated to pay Mr. Coss $1 million over five years, commencing on July 26, 2001, under a Non-Competition Agreement, in connection with the merger of Micro Motors, Inc. with and into the Company's Micro Acquisition subsidiary. In addition, the Company assumed two notes of Micro Motors, Inc. payable to Mr. Coss in the aggregate amount of $938,450, relating to termination of Mr. Coss's long term employment agreement with Micro Motors, Inc. and prior unpaid earned compensation.

   (2) On April 8, 1999, Mr. Coss was granted an option to purchase 100,000 shares of the Company's common stock under the 1994 Stock Option Plan in consideration for his agreement to restructure his employment agreement effectively relieving the Company of the obligation to pay any bonus contemplated by his previous agreement.

   (3) Mr. Isaac was granted an option to purchase 50,000 shares under the 1994 Stock Option Plan in connection with his acceptance of employment by the Company.

   (4) Employer contributions to the Pro-Dex, Inc. 401(k) Plan.

Employment Agreements, Termination of Employment, and Change of
Control Arrangements

   The Compensation Committee of the Board of Directors has renewed employment agreements with certain executive officers of the Company entered into on July 26, 1995, which expired on June 30, 1998. During the 1999 fiscal year, the Company also renegotiated its agreement with Mr. Coss previously scheduled to expire on June 30, 2000. Effective April 1, 1999, Mssrs. Searl, Isaac and Coss agreed to salary reductions of 10% due to the financial condition of the Company, which reductions shall remain effective until such time as the Company's financial condition improves. The remaining employment agreement with Mr. Bull expires December 31, 2001. The Company accrued salaries in an aggregate amount of $717,026 to its executive officers for the year ended June 30, 1999.

   Kent E. Searl serves as the Chairman, Chief Executive Officer and President of the Company. He is the co-founder of the Company, and has served as a director of the Company since its organization. For the year ending June 30, 1999, Mr. Searl was paid a salary of $162,528. Pursuant to his three year employment agreement, effective July 1, 1998, Mr. Searl is entitled to an annual salary of $180,000. Mr. Searl is also entitled to reimbursement of reasonable expenses and to such other benefits as the Company's Board of Directors approved for executive management. Mr. Searl is located in the Company's Boulder, Colorado executive offices and travels frequently to all the Company's subsidiaries.

   George J. Isaac has served as the Company's Vice President and Chief Financial Officer since July 26, 1995. On November 5, 1998, he was re-elected the Company's Secretary-Treasurer by the Board of Directors. Mr. Isaac's three year employment agreement effective July 1, 1998 provides that he receive an annual salary of $195,000 during the term of the agreement as well as reimbursement of reasonable expenses and to such other benefits as the Company's Board of Directors approved for executive management.

   Ronald G. Coss currently serves as Vice Chairman and Chief Technology Officer of the Company. Mr. Coss had, prior to the merger, been compensated by Micro Motors, Inc. at a salary of $560,000 for the fiscal year ended March 31, 1995 and $456,000 for the fiscal year ended March 31, 1994. Under his current Agreement, annual base compensation to Mr. Coss was $360,000, adjustable upward for inflation each July 1. The agreement accords Mr. Coss six weeks annual leave which he may elect to take in cash in lieu of leave, provides that he receive use of a Company vehicle for business purposes, and certain other perquisites comparable to with those received prior to the merger.

   In addition to compensation to Mr. Coss under his employment agreement, the Company is obligated to pay Mr. Coss $1 million over five years, commencing on July 26, 2001, under a Non-Competition Agreement, in connection with the merger. Upon the merger, the Company also assumed two notes payable by Micro Motors, Inc. to Mr. Coss relating to termination of Mr. Coss's long term employment agreement with Micro Motors, Inc. and prior unpaid earned compensation. See "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS."

   On August 1, 1993, the Company entered into an employment agreement with Mr. Charles L. Bull, former President of Challenge Products. An agreement was recently reached to extend that contract on the same terms and conditions through December 31, 2001.

Compensation Committee Report on Executive Compensation

   The Compensation Committee develops and recommends to the Board of Directors the compensation policies of the Company. It also recommends the compensation to be paid to the executive officers of the Company. The Compensation Committee consists of three directors, two of whom are not current or former employees of the Company and one of whom is a non-voting member and the Company's Chief Financial Officer. The basic compensation philosophy of the Board of Directors has been to provide competitive salaries and competitive incentives to achieve financial goals.

Compensation to Directors

   Directors who are employees of the Company do not receive additional compensation for services as directors, except for reimbursement of reasonable meeting attendance expenses. Non-employee directors each receive a $3,000 quarterly fee, $1,000 for each meeting attended and $500 for each board of directors committee meeting attended on a date other than a regular meeting of the Board. Non-employee directors unanimously elected to waive their fee for the quarter ended June 30, 1999. The Company accrued an aggregate of $53,000 as non- employee director compensation, of which $38,000 has been paid, for the year ended June 30, 1999.

   The Company has a shareholder approved Director's Stock Option Plan (the "Directors' Plan") pursuant to which non-employee directors may be granted options to purchase shares of the Company's common stock. In accordance with the Directors' Plan's provisions, the Board of Directors previously adopted a policy to grant each outside director an option to purchase 20,000 shares of common stock on the date of his commencement of service as a director and an option to purchase 15,000 shares annually, exercisable at the average closing price on NASDAQ for the month of November of the year of grant, on the anniversary date of such service. The maximum term of each option is ten years. During the fiscal year ended June 30, 1999, the Company's three outside directors, Messrs. Reinhardt, Hovee and Zaepfel, each were granted options to purchase 15,000 shares of common stock exercisable at $2.00, $2.00, and $2.50 respectively.

Option Grants and Exercises in the Last Fiscal Year

   The following tables set forth information regarding stock options granted to and exercised by the named executive officers during the fiscal year ended June 30, 1999:

       INDIVIDUAL OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                   Number of      Percent of
                   Securities    Total Options
                   Underlying     Granted to     Exercise   Expir-
                    Options      Employees in     Price     ation
      Name          Granted       Fiscal Year   Per Share   Date
------------------------------------------------------------------
  Kent E. Searl      None             -            -          -
  Ronald G. Coss(1) 100,000          46%         $1.25    04/07/09
  George J. Isaac    None             -            -          -

   (1) On April 8, 1999, Mr. Coss was granted an option to purchase 100,000 shares of the Company's common stock under the 1994 Stock Option Plan in consideration for his agreement to restructure his employment agreement effectively relieving the Company of the obligation to pay any bonus contemplated by his previous agreement.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                         OPTION/SAR VALUES(1)

                    Number of                  Value of
               Securities Underlying          Unexercised
              Unexercised Options at      In-the-Money Options
                 Fiscal Year-End          at Fiscal Year-End(2)
----------------------------------------------------------------
 Name       Exercisable/Unexercisable  Exercisable/Unexercisable
----------------------------------------------------------------
Kent E. Searl     202,051     -0-           $9,000        -0-
Ronald G. Coss(1)  50,000    50,000         $4,500      $4,500
George J. Isaac   250,000     -0-             -0-         -0-

   (1) The indicated value of the unexercised In-the-Money Options was determined by multiplying the number of unexercised options (that were In-the-Money on June 30, 1999) by the closing sales of the Company's common stock on June 30, 1999 (as reported on NASDAQ) and from that total, subtracting the total exercise price.

   (2) On April 8, 1999, Mr. Coss was granted an option to purchase 100,000 shares of the Company's common stock under the 1994 Stock Option Plan in consideration for his agreement to restructure his employment agreement effectively relieving the Company of the obligation to pay any bonus contemplated by his previous agreement.

1988 Stock Option Plan

   In 1988, the Company adopted its 1988 Stock Option Plan (the "Plan"), pursuant to which the Company's Board of Directors was authorized to issue options to purchase up to 150,000 shares of the Company's common stock to employees, directors, and consultants of the Company. The option exercise price must equal fair market value of the common stock on the date of grant. No options to purchase shares of common stock were granted under the 1988 Plan during the fiscal year ended June 30, 1999. At June 30, 1999, 50,000 shares were available for grant and no options to purchase were outstanding under this Plan.

1994 Stock Option Plan

   The 1994 Stock Option Plan was adopted to advance the interests of the Company and its shareholders by affording employees an opportunity for investment in the Company. Under the plan, 1.5 million shares have been reserved. The Compensation Committee has sole discretion to select which employees of the Company will be granted options; the number of shares subject to option; the timing of such option grants; when the options may be exercised; and the exercise price. The exercise price of options must be at least equal to the fair market value of the common stock on the date of grant. The maximum term of options granted under the Plan is ten years. As of June 30, 1999 there were outstanding options under the 1994 Stock Option Plan to acquire 1,138,505 shares of the Company's common stock.

Directors' Stock Option Plan

   The Plan was adopted to advance the interests of the Company and its shareholders by attracting qualified non-employee directors, whose participation and guidance contribute to the successful operation of the Company. Under the plan, 500,000 shares have been reserved. As of June 30, 1999, there were outstanding options under the Directors' Stock Option Plan to acquire 135,856 shares of the Company's common stock. A disinterested majority of the Board has voted, in furtherance of the Board's decision respecting the remuneration of non-employee directors, in favor of the additional automatic grant each year during the term of service to purchase 15,000 shares of the Company's common stock, which grants are reflected in the foregoing total of outstanding options.

Security Ownership of Certain Beneficial Owners and Management

   Set forth in the following table is information as of June 30, 1999, with respect to the beneficial shareholdings of the Company's common stock, by all directors, individually, and all officers and directors as a group, and beneficial owners of 5% or more of such common stock.

    BENEFICIAL SHAREHOLDINGS OF DIRECTORS, OFFICERS AND OWNERS
               OF MORE THAN 5% OF COMMON STOCK

Name and Address         Number of Shares   Percent of Class(1)
----------------------------------------------------------------
Kent E. Searl              950,680(2)(3)(4)            10.81%
1401 Walnut St.,
Suite 540
Boulder, CO 80302

Ronald G. Coss           2,511,104(5)                  28.57%
1401 Walnut St.,
Suite 540
Boulder, CO 80302

Richard N. Reinhardt       560,884(2)(3)(4)(6)(7)(8)    6.38%
1401 Walnut St.,
Suite 540
Boulder, CO 80302

George J. Isaac            255,500(3)                   2.90%
1401 Walnut St.,
Suite 540
Boulder, CO 80302

Robert A. Hovee             65,000(6)(7)(8)             0.74%
1401 Walnut St.,
Suite 540
Boulder, CO 80302

John B. Zaepfel             50,000(6)                   0.56%
1401 Walnut St.,
Suite 540
Boulder, CO 80302

All officers and         4,056,639(2)(3)(4)            50.00%
directors as a                    (5)(6)(7)(8)
group (6 persons)


   (1) Calculated pursuant to Rule 13d-3 under Securities Exchange
Act of 1934.

   (2) Includes 250,000 shares of common stock; 58,229 shares of preferred stock convertible share-for-share into common stock at any time; and Warrants to acquire 13,000 shares of common stock owned of record by Professional Sales Associates, Inc. ("PSA"). Messrs. Searl and Reinhardt are officers and directors of PSA and may be deemed to beneficially own PSA's shares. Mr. Searl, individually, owns of record 407,200 shares of common stock and 19,900 shares of preferred stock. Mr. Reinhardt, individually, owns of record 41,850 shares. In addition, Mr. Reinhardt's spouse, individually, owns 29,000 shares, which are attributed to him in this chart.

   (3) Includes options held by Messrs. Searl, Reinhardt, and Isaac to purchase 50,000 shares each shares of the Company's common stock at $2.50 per share. Also includes options held by Messrs. Searl and Reinhardt to purchase 50,000 shares each at $1.75 per share. Also includes options held by Messrs. Searl and Isaac to purchase 100,000 and 200,000, respectively, of the Company's common stock at $2.13 per share. These shares have been added to outstanding shares in calculating applicable individual percentage of beneficial ownership.

   (4) Includes options held by Messrs. Searl and Reinhardt to purchase 2,051 shares each of the Company's common stock at $2.43 per share and Mr. Reinhardt to purchase 1,754 shares of the Company's common stock at $2.85 per share. These shares have been added to outstanding shares in calculating applicable individual percentage of beneficial ownership.

   (5) Includes 547,953 shares of the Company's common stock distributed from the Micro Motors Employee Stock Ownership Plan during the year, and options held by Mr. Coss to purchase 100,000 shares of the Company's common stock at $1.25 per share.

   (6) Includes automatic grant options to outside directors
Messrs. Reinhardt, Hovee, and Zaepfel to purchase 20,000 shares each of the Company's common stock at $2.44 per share and 15,000 shares at $2.90 per share.

   (7) Includes automatic grant of options of outside directors
Messrs. Reinhardt and Hovee to acquire 15,000 shares each of the Company's common stock at $2.50 per share and 15,000 shares a $2.00 per share.

   (8) The officers and directors as a group had in the aggregate, as of June 30, 1999, together with their affiliates, voting power with respect to 3,144,654 currently issued and outstanding shares of common stock, not including in such number the convertible preferred stock or options treated as shares of common stock attributed to them for the purpose of this chart.

   Set forth in the following table is information as of June 30, 1999 with respect to the beneficial shareholdings of all directors, individually, and all officers and directors as a group, and beneficial owners of more than five percent of the Company's Series A Preferred Stock.

    BENEFICIAL SHAREHOLDINGS OF DIRECTORS, OFFICERS, AND OWNERS
               OF MORE THAN 5% OF PREFERRED STOCK

Name and Address      Number of Shares        Percent of Class
--------------------------------------------------------------
Kent E. Searl              78,129(1)                  100.0%
1401 Walnut Street,
Suite 540
Boulder, CO 80302

Richard N. Reinhardt       58,229(1)                   74.5%
1401 Walnut Street,
Suite 500
Boulder, CO 80302

All officers and           78,129(1)                  100.0%
directors as a
group (3 persons)

Professional Sales         58,229                      74.5%
Associates, Inc.
1401 Walnut Street,
Suite 500
Boulder, CO 80302

   (1) Includes 58,229 shares owned of record by Professional Sales Associates, Inc. ("PSA"). Messrs. Searl and Reinhardt are officers and directors of PSA and may be deemed to beneficially own PSA's shares. Mr. Searl, individually, owns of record 19,900 shares (24.2% of the outstanding shares of preferred stock). Mr. Reinhardt owns no shares of preferred stock individually.

     CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

   Pursuant to the merger of Micro with the Company's subsidiary, Ronald G. Coss entered into a Non-Competition Agreement, pursuant to which he is to be paid $1 million over five years, with payment commencing in the sixth year after closing. In addition, Mr. Coss executed an employment agreement with the Company, pursuant to which he is to be paid a base salary of $360,000 annually as Vice Chairman of the Company under his employment agreement, adjustable upward for inflation, representing a reduction from the more than $560,000 which he had been paid as the Chairman of Micro, despite his greater responsibilities with the Company. In addition to compensation payable under the employment agreement between the Company and Mr. Coss, he is entitled to certain executive employee benefits and perquisites. During the first quarter of 1999, management amended his duties under that employment contract. Management determined the value of the new position is less than the previous position of the executive; however, the Company is required to honor its obligation under the contract. As a result, management charged operations for approximately $525,000, which represents the excess of the payments required under the contract compared to the value established for the new position.

   The Company leases its offices in Boulder, Colorado from PSA, a firm for which Messrs. Searl, Reinhardt, and Isaac are directors, as sub-lessees under a master lease between PSA and a third party unrelated to PSA or the Company. The sublease between the Company and PSA is on a month to month basis. The Company's monthly lease payments are $2,198, which is equal to the amount of the lease payments due from PSA to the third party lessor, on a per square foot basis. The Company's management believes that the monthly rental is comparable to rents charged for comparable properties in the market area. Nevertheless, the terms of the sub-lease, including price, may not be as favorable to the Company as lease terms which might have been negotiated with a third party in an arm's length transaction.

   Micro leases its offices and manufacturing facility in Santa Ana, California from Ronald G. Coss, currently a director of the Company, at a monthly rental of $29,147. The Company's management believes that the monthly rental is comparable to rents charged for comparable properties in the market area. Nevertheless, the terms of the lease, including price, may not be as favorable to the Company as lease terms which might have been negotiated with a third party in an arm's length transaction.

   On April 25, 1997, the Company unwound the acquisition of Pnu-Light Tool Works, Inc. ("Pnu-Light"). The Company acquired the assets of Pnu-Light, a developer of patented pneumatic lighting mechanisms for hand tools in May 1996, in exchange for 368,483 shares of the Company's common stock. The Company anticipated that Pnu-Light's patented lighting apparatus would complement the pneumatic motors used in dental handpieces manufactured by Micro. The anticipated synergy between Pnu-Light and Micro did not meet the Company's expectations. Accordingly, and pursuant to the procedures contained in the Pnu-Light Asset Purchase Agreement, all of the shares of its common stock issued in the transaction for the Pnu-Light assets were returned to the Company. In exchange for the reconveyance of its shares, the Company assigned the patent covering the pneumatic lighting apparatus to Pnu-Light's successor entity, while retaining a nonexclusive, fully paid, worldwide license to the technology.

   On June 12, 1997, the Company completed the sale of certain assets of its dental clinic management (DCM) subsidiary operation in California and recorded the loss on this sale as discontinued operations. In connection with the sale and in subsequent re-negotiations, the Company received a promissory note for $850,000 and convertible preferred stock in California Dental Management
(CDM), the predecessor to DCM, totaling $900,000 plus warrants to acquire additional common stock. CDM has continued to perform poorly and during the fourth quarter of 1999, management determined that the receivable and the preferred stock were worthless and accordingly, charged operations for approximately $1,750,000. At June 30, 1999, no assets of the discontinued operations remain on the balance sheet of the Company.

   On March 8, 1999, the Company distributed shares of Pro-Dex, Inc. common stock owned by the Micro Motors Employee Ownership Plan (the "Plan"). The Company previously made application for and received a favorable determination from the Internal Revenue Service with respect to the termination of the Plan and distribution of its shares. The shares, acquired by the Plan in conjunction with the 1995 merger of Micro Motors, Inc. into a wholly owned subsidiary of the Registrant, were issued without restriction to non-affiliate participants. Of the 1,042,195 shares transferred to participants, 481,513 are held by affiliates of the Registrant.

                        OTHER MATTERS

   The Company's Board of Directors does not know of any other matters to be brought before the Meeting.

   Proposals of shareholders (which must comply with the requirements of Rule 14a-8 under the Exchange Act) intended to be presented at the 2000 Annual Meeting of Shareholders must be received not later that May 30, 2000.